FOCUS VENTURES LTD.

AMENDED AND RESTATED STOCK OPTION PLAN

(Rolling Plan)

Effective October 6, 2015

1.

Purpose of Plan

The purpose of the Stock Option Plan (the “Plan”) is to assist in attracting, retaining and motivating Directors, Employees, Management Company Employees and Consultants of Focus Ventures Ltd. (the “Issuer”) and to closely align the personal interests of such persons with those of the shareholders by providing them with the opportunity, through options, to acquire common shares in the capital of the Issuer.

2.

Implementation

The grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of the TSX Venture Exchange (the “Exchange”) and of any governmental authority or regulatory body to which the Issuer is subject.  Any term used but not defined in this Plan has the meaning given to that term in the Exchange Corporate Finance Manual, as amended from time to time.

3.

Administration

The Plan shall be administered by the Board of Directors of the Issuer which shall have full and final authority and discretion, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Board of Directors may delegate any or all of its authority and discretion with respect to the administration of the Plan to a Compensation Committee or other committee of directors.  When used hereafter in the Plan, “Board of Directors” shall be deemed to include any committee acting on behalf of the Board of Directors.

4.

Number of Shares Under Plan

A maximum number of common treasury shares equal to ten per cent (10%) of the issued and outstanding common shares of the Issuer, from time to time (the “Optioned Shares”) may be reserved, set aside and made available by resolution of the Board of Directors for issue under and in accordance with the Plan provided that:

(a)

the aggregate number of options granted to any one individual (and any company wholly owned by that individual) in a 12 month period must not exceed 5% of the issued shares of the Issuer, calculated on the date an option is granted to the individual, unless the Issuer has obtained disinterested shareholder approval as prescribed by the Exchange’s policies from time to time;

(b)

no options may be granted under the Plan which, together with all of the Issuer’s previously established and outstanding stock option plans or grants, could result (i) at any time, or (ii) within any 12 month period, in the grant to insiders of a number of options exceeding 10% of the issued shares, unless the Issuer has obtained disinterested shareholder approval;

(c)

the aggregate number of options granted to any one Consultant in a 12 month period must not exceed 2% of the issued shares of the Issuer, calculated on the date an option is granted to the Consultant; and

(d)

the aggregate number of options granted to all Participants retained to provide Investor Relations Activities must not exceed the limit prescribed by the Exchange’s policies from time to time.

If option rights granted to an individual under the Plan in respect of certain Optioned Shares expire or terminate for any reason without having been exercised, such Option Shares may be made available for other options to be granted under the Plan.

5.

Eligibility

Options may be granted under the Plan to such bona fide Directors, Employees, Management Company Employees and Consultants of the Issuer or its subsidiaries as the Board of Directors may from time to time designate as participants (the “Participants”) under the Plan.  The Issuer and the Participant are responsible for ensuring and confirming that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be.  Subject to the provisions of this Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable and any conditions or restrictions on the exercise of options shall be in the full and final discretion of the Board of Directors.

6.

Terms and Conditions

All options under the Plan granted after the date of this Plan shall be granted upon and subject to the terms and conditions set forth herein.  All previously granted options which are outstanding as at the effective date of this Plan will also be subject to the terms and conditions set forth herein.

6.1

Exercise Price

The exercise price to each Participant for each Optioned Share shall be as determined by the Board of Directors at the time the option is granted, provided that such price shall not be less than the closing price of the Issuer’s common shares as traded on the Exchange on the last trading day immediately preceding the date of the grant of the option.  In the event that the common shares are not listed on the Exchange at the time of the grant, the option exercise price shall not be less than (i) the price allowed by any other stock exchange or regulatory authority having jurisdiction, or (ii) if the Optioned Shares are not listed for trading on any other stock exchange, the fair market value of the Optioned Shares as determined by the Board of Directors.

6.2

Option Agreement

All options granted under the Plan shall be evidenced by means of an agreement (the “Option Agreement”) between the Issuer and each Participant in a form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any director or officer of the Issuer other than the Participant.

6.3

Length of Grant

All options granted under the Plan shall expire not later than ten (10)  years from the date of the grant of the options, except that in the circumstance where the end of the term of an option falls within, or within two business days after the end of, a self-imposed “black out” or similar period imposed under any insider trading policy or similar policy of the Issuer (but not, for greater certainty, a restrictive period resulting from the Issuer or its insiders being the subject of a cease trade order of a securities regulatory authority). In such circumstances, the end of the term of such option shall be the tenth business day after the earlier of the end of such black out period.

6.4

Vesting

The Board of Directors may, at the time an option is granted under the Plan or upon renegotiation of the same, attach restrictions relating to the exercise of the Option, including vesting provisions, if the Board of Directors may so determine.  Options issued to Consultants performing Investor Relations Activities must vest as prescribed by the Exchange’s policies from time to time.  Any such vesting restrictions shall be recorded on the applicable Option Agreement.

6.5

Non-Assignability of Options

An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Participant only by such Participant.

6.6

Right to Postpone Exercise

Each Participant, upon becoming entitled to exercise an option in respect of any Optioned Shares in accordance with the Option Agreement shall thereafter be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the option rights granted thereunder in accordance with such agreement.

6.7

Exercise and Payment

Any option granted under the Plan may be exercised by a Participant or the legal representative of a Participant giving notice to the Issuer specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Issuer or electronic transfer of readily available funds) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice.  Upon any such exercise of an option by a Participant the Issuer shall cause the transfer agent and registrar of shares of the Issuer to promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of shares specified in the notice and for which payment has been made.

6.8

Rights of Participants

The Participants shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions therefrom, voting rights, warrants or rights under rights offering) other than in respect of Optioned Shares for which Participants have exercised their option to purchase and which have been issued by the Issuer.

6.9

Alterations in Shares

In the event of a share dividend, share split, issuance of shares or instruments convertible into shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Issuer, the Board of Directors may make such adjustments, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible substantial dilution or enlargement of rights granted to Participants under the Plan.  In any such event, the Board of Directors may appropriately adjust the maximum number of shares available under the Plan.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Issuer for those in another company is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the fulfillment of any conditions or restrictions on such exercise.  All determinations of the Board of Directors under this paragraph 6.9 shall be full and final.

6.10

Effect of Termination

(a)

Termination due to Voluntary Resignation.  Unless otherwise determined by the Board of Directors in its sole discretion, if a Participant’s employment or service is terminated due to the voluntary resignation of the Participant, then all options granted to the Participant which have not vested on or before the Termination Date shall be forfeited and cancelled effective as of the Termination Date and the Participant shall have no entitlement to receive Optioned Shares in respect of such forfeited options. Any vested options held by the Participant as of his or her Termination Date will remain exercisable and the Participant shall be entitled to exercise such vested options for a period of 90 days (or until the original expiry date of the options, if earlier) from his or her Termination Date.

(b)

Termination by the Issuer Without Cause, by the Participant for Good Reason, or Due to Disability, Death or Retirement.

i.

Unless otherwise determined by the Board of Directors in its sole discretion, if a Participant’s employment or service is terminated by the Issuer without Cause, by the Participant for Good Reason, or due to Disability, Death or Retirement, then a portion of the unvested options held by the Participant shall immediately vest. The number of unvested options held by the Participant that shall vest pursuant to this subsection 6.10(b)(i) shall be calculated by multiplying the number of unvested options held by the Participant by a fraction, the numerator of which equals the number of days the Participant was actively employed by, or providing service to, the Issuer or one of its subsidiaries between the grant date of such options and his or her Termination Date, and the denominator of which equals the total number of days between the grant date of such options and their original vesting date.  The Participant shall be entitled to exercise the options held by the Participant that vest pursuant to this subsection 6.10(b)(i) for a period of 90 days (or until the original expiry date of the options, if earlier) from his or her Termination Date. All unvested options held by a Participant that do not vest pursuant to this subsection 6.11(b)(i) shall be forfeited and cancelled as of the Participant’s Termination Date and the Participant shall have no entitlement in connection with such options.

ii.

Any vested options held by the Participant as of his or her Termination Date (which for greater certainty does not include any options that become vested options pursuant to subsection 6.10(b)(i) above) will remain exercisable in accordance with the terms of this subsection 6.11(b)(ii) and the Participant shall be entitled to exercise such vested options for a period of 90 days (or until the original expiry date of the options, if earlier) from his or her Termination Date.

(c)

Termination With Cause. Unless otherwise determined by the Board of Directors in its sole discretion, in the event that a Participant’s employment or service is terminated for Cause, the Participant’s options, whether vested or unvested, shall be forfeited and cancelled as of the Termination Date and the Participant shall have no entitlement to exercise such forfeited options, or entitlement to receive any other amount in respect of such forfeited options, by way of damages, payment in lieu or otherwise.

(d)

Termination by the Issuer, or by the Participant for Good Reason, Subsequent to a Change of Control.  Unless otherwise determined by the Board of Directors in its sole discretion, if a Participant’s employment or service is terminated by the Issuer within 12 months after a Change of Control occurs, or the Participant terminates his or her employment or service with the Company for Good Reason within 12 months after a Change of Control occurs, then all outstanding options which have not vested shall immediately vest and and the Participant shall be entitled to exercise such vested options for a period of 90 days (or until the original expiry date of the options, if earlier) from his or her Termination Date.

(e)

Termination due to Death.

i.

Unless otherwise determined by the Board in its sole discretion, in the event that a Participant’s employment or service is terminated due to the death of the Participant, then a portion of the unvested options held by the Participant shall immediately vest. The number of unvested options held by the Participant that shall vest pursuant to this subsection 6.10(e)(i) shall be calculated by multiplying the number of unvested options held by the Participant by a fraction, the numerator of which equals the number of days the Participant was actively employed by the Issuer or one of its subsidiaries between the grant date of such options and his or her date of death, and the denominator of which equals the total number of days between the grant date of such options and their original vesting date. The Participant’s Beneficiary shall be entitled to exercise the options held by the Participant that vest pursuant to this subsection 6.10(e)(i) for a period of one year (or until the original expiry date of the options, if earlier) from the Participant’s date of death. All unvested options held by a Participant that do not vest pursuant to this subsection 6.10(e)(i) shall be forfeited and cancelled as of the Participant’s date of death and the Participant shall have no entitlement in connection with such options.

ii.

Any vested options held by the Participant as of his or her date of death (which for greater certainty does not include any options that become vested options pursuant to subsection 6.10(e)(i) above) will remain exercisable in accordance with the terms of this Section 6.10(e)(ii) and the Participant’s Beneficiary shall be entitled to exercise such vested options for a period of one year (or until the original expiry date of the options, if earlier) from the Participant’s date of death.

(f)

Termination due to Death on the Job.  Notwithstanding Section 6.10(e), unless otherwise determined by the Board in its sole discretion, if a Participant’s employment or service is terminated due to the death of the Participant which occurred while the Participant was performing his or her regular duties on behalf of the Issuer, then all outstanding options which have not vested shall immediately vest and become vested options and shall be paid out immediately in accordance with the terms of this Plan.

(g)

Definitions. For the purposes of this Section 6.10, the following capitalized terms shall be attributed the following meanings:

i.

“Beneficiary” means, subject to applicable law, an individual who has been designated by a Participant, in such form and manner as the Board of Directors may determine, to receive benefits payable under the Plan upon the death of the Participant, or, where no such designation is validly in effect at the time of death, or where the designated individual does not survive the Participant, the Participant’s legal representative;

ii.

“Cause” in respect of a Participant means:

A.

the Participant committing theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of gross misconduct with respect to the property of the Issuer or its employees or the Issuer’s customers or suppliers;

B.

the Participant entering into a guilty plea or being convicted of any crime involving fraud, misrepresentation, breach of trust or indictable offence; or

C.

any other act that would constitute just cause according to applicable law;

except that if, at the time of such Participant’s Termination Date, the Participant is party to an employment, severance, retention or similar contract or agreement with the Issuer or a subsidiary of the Issuer that contains a definition of the term “cause” or a similar term, the term “cause” shall have the meaning, if any, assigned thereto (or to such similar term) in such contract or agreement;

iii.

“Change of Control” means the occurrence of any of the following events:

A.

the direct or indirect acquisition or conversion of more than 50% of the issued and outstanding shares of the Issuer by a person or group of persons acting in concert, other than through an employee share purchase plan or employee share ownership plan and other than by persons who are or who are controlled by, the existing shareholders of the Issuer;

B.

a change in the composition of the Board of Directors which results in the majority of the directors of the Issuer not being individuals nominated by the Issuer’s then incumbent directors, or

C.

a merger or amalgamation of the voting shares of the Issuer where the voting shares of the resulting merged or amalgamated company are owned or controlled by shareholders of whom more than 50% are not the same as the shareholders of the Issuer immediately prior to the merger.

Notwithstanding the foregoing, if, at the time of a Change of Control, the Participant is party to an employment, severance, retention or similar contract or agreement with the Issuer or a subsidiary of the Issuer that contains a definition of the term “Change of Control” or a similar term, the term “Change of Control” shall have the meaning, if any, assigned thereto (or to such similar term) in such contract or agreement;

iv.

“Disability” means the Participant’s physical or mental incapacity that prevents such Participant from substantially fulfilling his or her duties and responsibilities on behalf of the Issuer or, if applicable, a subsidiary of the Issuer, and in respect of which the Participant commences receiving, or is eligible to receive, disability benefits under the Issuer’s or subsidiary’s short-term or long-term disability plan; except that if, at any relevant time, the Participant is party to an employment, severance, retention or similar contract or agreement with the Issuer or subsidiary that contains a definition of the term “disability” or a similar term, the term “disability” shall have the meaning, if any, assigned thereto (or to such similar term) in such contract or agreement;

v.

“Good Reason” means one or more of the following changes in the circumstances of the Participant’s employment without the Participant’s express written consent:

A.

a reduction or diminution in the level of authority, responsibility, title or reporting relationship of the Participant;

B.

a reduction in the Participant’s base salary or percentage of target annual bonus; or

C.

a requirement by the Board of Directors that the Participant’s position and office be based and located in another geographic location.

vi.

“Retirement” means the Participant’s retirement from the Issuer or a subsidiary, as applicable, following a period of service of at least two years, provided that such retirement is accepted by the Issuer or subsidiary pursuant to a letter from the Issuer or subsidiary granting the Participant retirement status and confirming the Participant’s date of retirement.

vii.

“Termination Date” means, in respect of a Participant, the date that the Participant ceases to be actively employed by, or to provide service to, the Issuer or one of its subsidiaries for any reason which, for purposes of the Plan, specifically does not mean the date on which any statutory or common law severance period or any period of reasonable notice that the Issuer or subsidiary may be required at applicable law to provide to the Participant, would expire.  The Board of Directors will have sole discretion to determine whether a Participant has ceased active employment  or service, and the effective date of such cessation .  A Participant will not be deemed to have ceased to be an employee of the Issuer or its subsidiary in the case of:

A.

a transfer of his or her employment between the Issuer and a subsidiary or a transfer of employment between subsidiaries, as applicable;

B.

sick leave; or

C.

any other leave of absence approved by the Issuer or a subsidiary, as applicable, in respect of which the Participant is guaranteed reemployment by contract or statute upon expiration of such leave, except that in the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have ceased at the end of the approved leave of absence.

7.

Amendment and Discontinuance of Plan

The Board of Directors may, without notice to the shareholders and without further shareholder approval, at any time and from time to time, amend the Plan or any provisions thereof, or the form of Option Agreement or instrument to be executed pursuant to the Plan, in such manner as the Board of Directors, in its sole discretion, determines appropriate:

(a)

for the purposes of making formal minor or technical modifications to any of the provisions of the Plan;

(b)

to correct any ambiguity, defective provisions, error or omission in the provisions of the Plan;

(c)

to change any vesting provisions of options; provided, however, that any acceleration or removal of Exchange required vesting provisions are subject to prior written Exchange approval;

(d)

to extend the term of any option previously granted under the Plan; and

(e)

to reduce the exercise price of any option previously granted under the Plan,

provided, however, that:

(f)

no such amendment of the Plan may be made without the consent of such affected Participant if such amendment would adversely affect the rights of such affected Participant under the Plan; and

(g)

shareholder approval shall be obtained in accordance with the requirements of the Exchange for any amendment that results in:

i.

an increase in the aggregate number of shares issuable under options granted pursuant to the Plan;

ii.

a reduction in the exercise price of an option granted to an insider of the Issuer; or

iii.

an extension of the term of an option granted under the Plan benefiting an insider of the Issuer.

The Board of Directors may terminate this Plan at any time provided that such termination shall not alter the terms or conditions of any option or materially impair any right of any Participant pursuant to any Option granted prior to the date of such termination except with the consent of such Participant and notwithstanding such termination the Issuer, such options and such Participants shall continue to be governed by the provisions of this Plan.

8.

No Further Rights

Nothing contained in the Plan nor in any option granted hereunder shall give any Participant or any other person any interest or title in or to any shares of the Issuer or any rights as a shareholder of the Issuer or any other legal or equitable rights against the Issuer whatsoever other than as set forth in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Participants any right to continue as a Director, Employee or Consultant of the Issuer or of its subsidiaries, nor does the Issuer make representations or warranties of any nature to any Participant.

9.

Tax Withholding

The Issuer may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Issuer will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount if any, includable in the income of a Participant.

10.

Compliance with Laws

The obligations of the Issuer to sell shares and deliver share certificates under the Plan are subject to such compliance by the Issuer and the Participants as the Issuer deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.